Exhibit 99.1

PerkinElmer Announces Financial Results for the First Quarter of 2016

  GAAP revenue of $539 million; Organic revenue growth of 4%
  GAAP earnings per share from continuing operations of $0.43; Adjusted earnings per share growth of 12% to $0.56
  Expanded adjusted operating profit margin by 100 basis points
  Raises FY16 guidance

WALTHAM, Mass.--(BUSINESS WIRE)--May 5, 2016--PerkinElmer, Inc. (NYSE: PKI), a global leader focused on improving the health and safety of people and the environment, today reported financial results for the first quarter ended April 3, 2016.

The Company reported GAAP earnings per share from continuing operations of $0.43, as compared to $0.36 in the first quarter of 2015. GAAP revenue in the first quarter of 2016 was $538.7 million, as compared to $526.9 million in the first quarter of 2015. GAAP operating income from continuing operations for the first quarter of 2016 was $68.8 million, as compared to $57.4 million in the first quarter of 2015.

Adjusted earnings per share was $0.56, as compared to $0.50 in the first quarter of 2015. Adjusted revenue for the quarter was $538.9 million, as compared to $527.2 million in the first quarter of 2015. Adjusted operating income for the first quarter of 2016 was $89.8 million, as compared to $82.8 million for the same period a year ago. Adjusted operating profit margin was 16.7% as a percentage of adjusted revenue, as compared to 15.7% for the same period a year ago. Adjustments for the Company's non-GAAP financial measures have been noted in the attached reconciliations.

“I am pleased with our excellent start to the year as evidenced by our strong and broad-based financial performance,” said Robert Friel, chairman and chief executive officer of PerkinElmer. “We continue to be encouraged by the success of our operational initiatives as well as the impact from recent growth and productivity investments giving us confidence to raise our full year earnings outlook.”

Cash Flow

For the first quarter of 2016, GAAP operating cash flow from continuing operations was $32.1 million, as compared to $37.6 million in the comparable period of 2015.

Financial Overview by Reporting Segment for the First Quarter of 2016

Human Health

  Revenue of $332.4 million, as compared to $326.1 million for the first quarter of 2015. Organic revenue increased 3%.
  Operating income of $54.7 million, as compared to operating income of $55.9 million for the same period a year ago.
  Adjusted operating income of $70.4 million. Adjusted operating profit margin was 21.2% as a percentage of adjusted revenue, as compared to 22.0% in the first quarter of 2015.

Environmental Health

  Revenue of $206.2 million, as compared to $200.8 million for the first quarter of 2015. Organic revenue increased 5%.
  Operating income of $25.6 million, as compared to operating income of $11.3 million for the same period a year ago.
  Adjusted operating income of $31.0 million. Adjusted operating profit margin was 15.0% as a percentage of revenue, as compared to 10.3% in the first quarter of 2015.

Updated Financial Guidance – Full Year 2016

For the full year 2016, the Company now forecasts GAAP earnings per share from continuing operations in the range of $2.29 to $2.39 and on a non-GAAP basis, which is expected to include the adjustments noted in the attached reconciliation, adjusted earnings per share of $2.75 to $2.85, which incorporates $0.06 related to a stronger performance from the first quarter of 2016 and $0.04 from more favorable foreign exchange rates.

Conference Call Information

The Company will discuss its first quarter results and its outlook for business trends in a conference call on May 5, 2016 at 5:00 p.m. Eastern Time. To access the call, please dial (541) 797-2422 prior to the scheduled conference call time and provide the access code 85461014.

A live audio webcast of the call will be available on the Investors section of the Company’s Web site, www.perkinelmer.com. Please go to the site at least 15 minutes prior to the call in order to register, download, and install any necessary software. An archived version of the webcast will be posted on the Company’s Web site for a two week period beginning approximately two hours after the call.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings announcement also contains non-GAAP financial measures. The reasons that we use these measures, a reconciliation of these measures to the most directly comparable GAAP measures, and other information relating to these measures are included below following our GAAP financial statements.

Factors Affecting Future Performance

This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to estimates and projections of future earnings per share, cash flow and revenue growth and other financial results, developments relating to our customers and end-markets, and plans concerning business development opportunities and divestitures. Words such as "believes," "intends," "anticipates," "plans," "expects," "projects," "forecasts," "will" and similar expressions, and references to guidance, are intended to identify forward-looking statements. Such statements are based on management's current assumptions and expectations and no assurances can be given that our assumptions or expectations will prove to be correct. A number of important risk factors could cause actual results to differ materially from the results described, implied or projected in any forward-looking statements. These factors include, without limitation: (1) markets into which we sell our products declining or not growing as anticipated; (2) fluctuations in the global economic and political environments; (3) our failure to introduce new products in a timely manner; (4) our ability to execute acquisitions and license technologies, or to successfully integrate acquired businesses and licensed technologies into our existing business or to make them profitable, or successfully divest businesses; (5) our failure to adequately protect our intellectual property; (6) the loss of any of our licenses or licensed rights; (7) our ability to compete effectively; (8) fluctuation in our quarterly operating results and our ability to adjust our operations to address unexpected changes; (9) significant disruption in third-party package delivery and import/export services or significant increases in prices for those services; (10) disruptions in the supply of raw materials and supplies; (11) the manufacture and sale of products exposing us to product liability claims; (12) our failure to maintain compliance with applicable government regulations; (13) regulatory changes; (14) our failure to comply with healthcare industry regulations; (15) economic, political and other risks associated with foreign operations; (16) our ability to retain key personnel; (17) significant disruption in our information technology systems; (18) our ability to obtain future financing; (19) restrictions in our credit agreements; (20) our ability to realize the full value of our intangible assets; (21) significant fluctuations in our stock price; (22) reduction or elimination of dividends on our common stock; and (23) other factors which we describe under the caption "Risk Factors" in our most recent annual report on Form 10-K and in our other filings with the Securities and Exchange Commission. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

About PerkinElmer

PerkinElmer, Inc. is a global leader focused on improving the health and safety of people and the environment. The Company reported revenue of approximately $2.3 billion in 2015, has about 8,000 employees serving customers in more than 150 countries, and is a component of the S&P 500 Index. Additional information is available through 1-877-PKI-NYSE, or at www.perkinelmer.com.

PerkinElmer, Inc. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS

	Three Months Ended
(In thousands, except per share data)	April 3, 2016	March 29, 2015

Revenue	$538,684	$526,901

Cost of revenue	288,587	291,527
Selling, general and administrative expenses	147,545	145,873
Research and development expenses	33,785	32,120

Operating income from continuing operations	68,767	57,381

Interest income	(110)	(209)
Interest expense	9,841	9,388
Other expense, net	1,355	242

Income from continuing operations, before income taxes	57,681	47,960

Provision for income taxes	10,176	7,649

Income from continuing operations	47,505	40,311

Loss from discontinued operations, before income taxes	(3)	(37)
Loss on disposition of discontinued operations, before income taxes	-	(13)
Provision for (benefit from) income taxes on discontinued operations	36	(73)

(Loss) gain from discontinued operations	(39)	23

Net income	$47,466	$40,334

Diluted earnings per share:
Income from continuing operations	$0.43	$0.36

(Loss) gain from discontinued operations	(0.00)	0.00

Net income	$0.43	$0.36

Weighted average diluted shares of common stock outstanding	111,195	113,439

ABOVE PREPARED IN ACCORDANCE WITH GAAP

Additional Supplemental Information (1):
(per share, continuing operations)

GAAP EPS from continuing operations	$0.43	$0.36
Amortization of intangible assets, net of income taxes	0.11	0.11
Purchase accounting adjustments, net of income taxes	0.01	0.03
Adjusted EPS	$0.56	$0.50

(1) amounts may not sum due to rounding

PerkinElmer, Inc. and Subsidiaries
REVENUE AND OPERATING INCOME (LOSS)

		Three Months Ended
(In thousands, except percentages)		April 3, 2016	March 29, 2015

Human Health	Reported revenue	$332,442	$326,053
	Purchase accounting adjustments	175	269
	Adjusted revenue	332,617	326,322

	Reported operating income from continued operations	54,727	55,882
	OP%	16.5%	17.1%
	Amortization of intangible assets	13,771	15,473
	Purchase accounting adjustments	1,525	300
	Acquisition-related costs	343	72
	Adjusted operating income	70,366	71,727
	Adjusted OP%	21.2%	22.0%

Environmental Health	Reported revenue	206,242	200,848

	Reported operating income from continued operations	25,597	11,346
	OP%	12.4%	5.6%
	Amortization of intangible assets	5,267	4,365
	Purchase accounting adjustments	134	4,850
	Acquisition-related costs	23	123
	Adjusted operating income	31,021	20,684
	Adjusted OP%	15.0%	10.3%

Corporate	Reported operating loss	(11,557)	(9,847)
	Mark to market on postretirement benefits	(3)	234
	Adjusted operating loss	(11,560)	(9,613)

Continuing Operations	Reported revenue	$538,684	$526,901
	Purchase accounting adjustments	175	269
	Adjusted revenue	538,859	527,170

	Reported operating income from continued operations	68,767	57,381
	OP%	12.8%	10.9%
	Amortization of intangible assets	19,038	19,838
	Purchase accounting adjustments	1,659	5,150
	Acquisition-related costs	366	195
	Mark to market on postretirement benefits	(3)	234
	Adjusted operating income	$89,827	$82,798
	Adjusted OP%	16.7%	15.7%

REPORTED REVENUE AND REPORTED OPERATING INCOME (LOSS) PREPARED IN ACCORDANCE WITH GAAP

PerkinElmer, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

(In thousands)	April 3, 2016	January 3, 2016

Current assets:
Cash and cash equivalents	$210,731	$237,932
Accounts receivable, net	436,755	439,015
Inventories	314,060	288,028
Other current assets	88,274	68,186
Total current assets	1,049,820	1,033,161

Property, plant and equipment:
At cost	507,774	494,956
Accumulated depreciation	(339,649)	(327,927)
Property, plant and equipment, net	168,125	167,029
Marketable securities and investments	1,379	1,586
Intangible assets, net	481,598	490,811
Goodwill	2,296,146	2,276,149
Other assets, net	213,653	197,559
Total assets	$4,210,721	$4,166,295

Current liabilities:
Current portion of long-term debt	$1,135	$1,123
Accounts payable	159,480	152,726
Short-term accrued restructuring and contract termination charges	10,933	17,090
Accrued expenses and other current liabilities	380,899	388,446
Current liabilities of discontinued operations	2,100	2,100
Total current liabilities	554,547	561,485

Long-term debt	1,119,830	1,011,762
Long-term liabilities	486,864	482,607
Total liabilities	2,161,241	2,055,854

Total stockholders' equity	2,049,480	2,110,441
Total liabilities and stockholders' equity	$4,210,721	$4,166,295

PREPARED IN ACCORDANCE WITH GAAP

PerkinElmer, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	April 3, 2016	March 29, 2015
(In thousands)

Operating activities:
Net income	$47,466	$40,334
Loss from (gain on) discontinued operations, net of income taxes	39	(23)
Income from continuing operations	47,505	40,311
Adjustments to reconcile income from continuing operations
to net cash provided by continuing operations:
Stock-based compensation	3,953	3,987
Amortization of deferred debt financing costs and accretion of discounts	356	312
Depreciation and amortization	26,957	28,334
Amortization of acquired inventory revaluation	131	4,850
Changes in assets and liabilities which provided (used) cash, excluding effects from companies purchased and divested:
Accounts receivable, net	12,444	37,582
Inventories	(15,779)	(22,498)
Accounts payable	4,217	(12,335)
Accrued expenses and other	(47,705)	(42,895)
Net cash provided by operating activities of continuing operations	32,079	37,648
Net cash (used in) provided by operating activities of discontinued operations	(39)	15
Net cash provided by operating activities	32,040	37,663

Investing activities:
Capital expenditures	(7,808)	(4,479)
Changes in restricted cash balances	-	59
Proceeds from disposition of a business	1,000	-
Activity related to acquisitions and investments, net of cash and cash equivalents acquired	(10,484)	(4,619)
Net cash used in investing activities	(17,292)	(9,039)

Financing Activities:
Payments on revolving credit facility	(75,000)	(98,000)
Proceeds from revolving credit facility	183,000	61,000
Settlement of cash flow hedges	2,630	15,563
Net payments on other credit facilities	(275)	(263)
Payments for acquisition-related contingent consideration	(93)	-
Proceeds from issuance of common stock under stock plans	1,238	8,840
Repurchases of common stock	(151,352)	(3,954)
Dividends paid	(7,843)	(7,876)
Net cash used in financing activities	(47,695)	(24,690)

Effect of exchange rate changes on cash and cash equivalents	5,746	(9,831)

Net decrease in cash and cash equivalents	(27,201)	(5,897)
Cash and cash equivalents at beginning of period	237,932	174,821
Cash and cash equivalents at end of period	$210,731	$168,924

PREPARED IN ACCORDANCE WITH GAAP

PerkinElmer, Inc. and Subsidiaries
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)

(In millions, except per share data and percentages)	PKI
	Three Months Ended
	April 3, 2016		March 29, 2015

Adjusted revenue:
Revenue	$538.7		$526.9
Purchase accounting adjustments	0.2		0.3
Adjusted revenue	$538.9		$527.2

Adjusted gross margin:
Gross margin	$250.1	46.4%	$235.4	44.7%
Amortization of intangible assets	8.5	1.6%	10.7	2.0%
Purchase accounting adjustments	0.3	0.1%	5.1	1.0%
Mark to market on postretirement benefits	(0.0)	0.0%	0.2	0.0%
Adjusted gross margin	$258.9	48.0%	$251.5	47.7%

Adjusted SG&A:
SG&A	$147.5	27.4%	$145.9	27.7%
Amortization of intangible assets	(10.4)	-1.9%	(9.0)	-1.7%
Purchase accounting adjustments	(1.3)	-0.2%	(0.0)	0.0%
Acquisition-related costs	(0.4)	-0.1%	(0.2)	0.0%
Adjusted SG&A	$135.5	25.1%	$136.7	25.9%

Adjusted R&D:
R&D	$33.8	6.3%	$32.1	6.1%
Amortization of intangible assets	(0.2)	0.0%	(0.1)	0.0%
Adjusted R&D	$33.6	6.2%	$32.0	6.1%

Adjusted operating income:
Operating income	$68.8	12.8%	$57.4	10.9%
Amortization of intangible assets	19.0	3.5%	19.8	3.8%
Purchase accounting adjustments	1.7	0.3%	5.2	1.0%
Acquisition-related costs	0.4	0.1%	0.2	0.0%
Mark to market on postretirement benefits	(0.0)	0.0%	0.2	0.0%
Adjusted operating income	$89.8	16.7%	$82.8	15.7%

	PKI
	Three Months Ended
	April 3, 2016		March 29, 2015

Adjusted EPS:
GAAP EPS	$0.43		$0.36
Discontinued operations, net of income taxes	(0.00)		0.00
GAAP EPS from continuing operations	0.43		0.36
Amortization of intangible assets, net of income taxes	0.11		0.11
Purchase accounting adjustments, net of income taxes	0.01		0.03
Acquisition-related costs, net of income taxes	0.00		0.00
Mark to market on postretirement benefits, net of income taxes	(0.00)		0.00
Adjusted EPS	$0.56		$0.50

	PKI
	Three Months Ended
	April 3, 2016		March 29, 2015
Tax expense related non-GAAP adjustment on adjusted EPS:
Amortization of intangible assets	(0.06)		(0.06)
Purchase accounting adjustments	(0.00)		(0.01)
Acquisition-related costs	(0.00)		-
Mark to market on postretirement benefits	-		(0.00)
Tax expense related non-GAAP adjustment on adjusted EPS	$(0.06)		$(0.08)

	PKI
			Twelve Months Ended
			January 1, 2017
Adjusted EPS:			Projected
GAAP EPS from continuing operations			$2.29 - $2.39
Amortization of intangible assets, net of income taxes			0.44
Purchase accounting adjustments, net of income taxes			0.02
Acquisition-related costs, net of income taxes			0.00
Mark to market on postretirement benefits, net of income taxes			0.00
Adjusted EPS			$2.75 - $2.85

	Human Health
	Three Months Ended
	April 3, 2016		March 29, 2015

Adjusted revenue:
Revenue	$332.4		$326.1
Purchase accounting adjustments	0.2		0.3
Adjusted revenue	$332.6		$326.3

Adjusted operating income:
Operating income	$54.7	16.5%	$55.9	17.1%
Amortization of intangible assets	13.8	4.1%	15.5	4.7%
Purchase accounting adjustments	1.5	0.5%	0.3	0.1%
Acquisition-related costs	0.3	0.1%	0.1	0.0%
Adjusted operating income	$70.4	21.2%	$71.7	22.0%

	Environmental Health
	Three Months Ended
	April 3, 2016		March 29, 2015

Revenue:
Revenue	$206.2		$200.8

Adjusted operating income:
Operating income	$25.6	12.4%	$11.3	5.6%
Amortization of intangible assets	5.3	2.6%	4.4	2.2%
Purchase accounting adjustments	0.1	0.1%	4.9	2.4%
Acquisition-related costs	0.0	0.0%	0.1	0.1%
Adjusted operating income	$31.0	15.0%	$20.7	10.3%

(1) amounts may not sum due to rounding

PerkinElmer, Inc. and Subsidiaries
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

PKI
Three Months Ended
April 3, 2016
Organic revenue growth:
Reported revenue growth	2%
Less: effect of foreign exchange rates	-2%
Less: effect of acquisitions including purchase accounting adjustments and impact of divested businesses	0%
Organic revenue growth	4%

Human Health
Three Months Ended
April 3, 2016
Organic revenue growth:
Reported revenue growth	2%
Less: effect of foreign exchange rates	-1%
Less: effect of acquisitions including purchase accounting adjustments and impact of divested businesses	0%
Organic revenue growth	3%

Environmental Health
Three Months Ended
April 3, 2016
Organic revenue growth:
Reported revenue growth	3%
Less: effect of foreign exchange rates	-3%
Less: effect of acquisitions including purchase accounting adjustments and impact of divested businesses	1%
Organic revenue growth	5%

(1) amounts may not sum due to rounding

Explanation of Non-GAAP Financial Measures

We report our financial results in accordance with U.S. generally accepted accounting principles ("GAAP"). However, management believes that, in order to properly understand our short-term and long-term financial and operational trends, investors may wish to consider the impact of certain non-cash or non-recurring items, which result from facts and circumstances that vary in frequency and impact on continuing operations. Accordingly, we present non-GAAP financial measures as a supplement to the financial measures we present in accordance with GAAP. These non-GAAP financial measures provide management with additional means to understand and evaluate the operating results and trends in our ongoing business by adjusting for certain non-cash expenses and other items that management believes might otherwise make comparisons of our ongoing business with prior periods more difficult, obscure trends in ongoing operations, or reduce management's ability to make useful forecasts. Management believes these non-GAAP financial measures provide additional means of evaluating period-over-period operating performance. In addition, management understands that some investors and financial analysts find this information helpful in analyzing our financial and operational performance and comparing this performance to our peers and competitors.

We use the term “adjusted revenue” to refer to GAAP revenue, including purchase accounting adjustments for revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules. We use the related term “adjusted revenue growth” to refer to the measure of comparing current period adjusted revenue with the corresponding period of the prior year.

We use the term “organic revenue” to refer to GAAP revenue, excluding the effect of foreign currency translation and acquisitions, and including purchase accounting adjustments for revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules. We also exclude the impact of sales from divested businesses by deducting the effects of divested business revenue from the current and prior periods. We use the related term “organic revenue growth” to refer to the measure of comparing current period organic revenue with the corresponding period of the prior year.

We use the term “adjusted gross margin” to refer to GAAP gross margin, excluding amortization of intangible assets, inventory fair value adjustments related to business acquisitions, and including purchase accounting adjustments for revenue from contracts acquired in acquisitions that will not be fully recognized due to business combination accounting rules. We also exclude adjustments for mark-to-market accounting on post-retirement benefits, therefore only our projected costs have been used to calculate our non-GAAP measure. We use the related term “adjusted gross margin percentage” to refer to adjusted gross margin as a percentage of adjusted revenue.

We use the term “adjusted SG&A expense” to refer to GAAP SG&A expense, excluding amortization of intangible assets, purchase accounting adjustments, acquisition-related expenses, significant litigation matters and significant environmental charges. We also exclude adjustments for mark-to-market accounting on post-retirement benefits, therefore only our projected costs have been used to calculate our non-GAAP measure. We use the related term “adjusted SG&A percentage” to refer to adjusted SG&A expense as a percentage of adjusted revenue.

We use the term “adjusted R&D expense” to refer to GAAP R&D expense, excluding amortization of intangible assets. We use the related term “adjusted R&D percentage” to refer to adjusted R&D expense as a percentage of adjusted revenue.

We use the term “adjusted operating income,” to refer to GAAP operating income, including revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules, and excluding amortization of intangible assets, other purchase accounting adjustments, acquisition-related costs, significant litigation matters, significant environmental charges, and restructuring and contract termination charges. We also exclude adjustments for mark-to-market accounting on post-retirement benefits, therefore only our projected costs have been used to calculate our non-GAAP measure. We use the related terms “adjusted operating profit percentage,” “adjusted operating profit margin,” or “adjusted operating margin” to refer to adjusted operating income as a percentage of adjusted revenue.

We use the term “adjusted earnings per share,” or “adjusted EPS,” to refer to GAAP earnings per share, including revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules, and excluding discontinued operations, amortization of intangible assets, other purchase accounting adjustments, acquisition-related costs, significant litigation matters, significant environmental charges, and restructuring and contract termination charges. We also exclude adjustments for mark-to-market accounting on post-retirement benefits, therefore only our projected costs have been used to calculate our non-GAAP measure. We also adjust for any tax impact related to the above items.

Management includes or excludes the effect of each of the items identified below in the applicable non-GAAP financial measure referenced above for the reasons set forth below with respect to that item:

  Amortization of intangible assets— purchased intangible assets are amortized over their estimated useful lives and generally cannot be changed or influenced by management after the acquisition. Accordingly, this item is not considered by management in making operating decisions. Management does not believe such charges accurately reflect the performance of our ongoing operations for the period in which such charges are incurred.
  Revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules—accounting rules require us to account for the fair values of revenue from contracts assumed in connection with our acquisitions. As a result, our GAAP results reflect the fair value of those revenues, which is not the same as the revenue that otherwise would have been recorded by the acquired entity. We include such revenue in our non-GAAP measures because we believe the fair value of such revenue does not accurately reflect the performance of our ongoing operations for the period in which such revenue is recorded.
  Other purchase accounting adjustments—accounting rules require us to adjust various balance sheet accounts, including inventory and deferred rent balances to fair value at the time of the acquisition. As a result, the expenses for these items in our GAAP results are not the same as what would have been recorded by the acquired entity. Accounting rules also require us to estimate the fair value of contingent consideration at the time of the acquisition, and any subsequent changes to the estimate or payment of the contingent consideration and purchase accounting adjustments are charged to expense or income. We exclude the impact of any changes to contingent consideration from our non-GAAP measures because we believe these expenses or benefits do not accurately reflect the performance of our ongoing operations for the period in which such expenses or benefits are recorded.
  Acquisition-related expenses—we incur legal, due diligence, and other costs related to acquisitions. We exclude these expenses from our non-GAAP measures because we believe they do not reflect the performance of our ongoing operations.
  Restructuring and contract termination charges—restructuring and contract termination expenses consist of employee severance and other exit costs as well as the cost of terminating certain lease agreements or contracts. Management does not believe such costs accurately reflect the performance of our ongoing operations for the period in which such costs are reported.
  Adjustments for mark-to-market accounting on post-retirement benefits—we exclude adjustments for mark-to-market accounting on post-retirement benefits, therefore only our projected costs have been used to calculate our non-GAAP measures. We exclude these adjustments because they do not represent what we believe our investors consider to be costs of producing our products, investments in technology and production, and costs to support our internal operating structure.
  Significant litigation matters—we incurred expenses related to significant litigation matters. Management does not believe such charges accurately reflect the performance of our ongoing operations for the periods in which such charges were incurred.
  Significant environmental charges—we incurred expenses related to significant environmental charges. Management does not believe such charges accurately reflect the performance of our ongoing operations for the periods in which such charges were incurred.

The tax effect for discontinued operations is calculated based on the authoritative guidance in the Financial Accounting Standards Board’s Accounting Standards Codification 740, Income Taxes. The tax effect for amortization of intangible assets, inventory fair value adjustments related to business acquisitions, changes to the fair values assigned to contingent consideration, other costs related to business acquisitions, significant litigation matters, significant environmental charges, adjustments for mark-to-market accounting on post-retirement benefits, restructuring and contract termination charges, and the revenue from contracts acquired with various acquisitions is calculated based on operational results and applicable jurisdictional law, which contemplates tax rates currently in effect to determine our tax provision. The tax effect for the impact from foreign currency exchange rates on the current period is calculated based on the average rate currently in effect to determine our tax provision.

The non-GAAP financial measures described above are not meant to be considered superior to, or a substitute for, our financial statements prepared in accordance with GAAP. There are material limitations associated with non-GAAP financial measures because they exclude charges that have an effect on our reported results and, therefore, should not be relied upon as the sole financial measures by which to evaluate our financial results. Management compensates and believes that investors should compensate for these limitations by viewing the non-GAAP financial measures in conjunction with the GAAP financial measures. In addition, the non-GAAP financial measures included in this earnings announcement may be different from, and therefore may not be comparable to, similar measures used by other companies.

Each of the non-GAAP financial measures listed above are also used by our management to evaluate our operating performance, communicate our financial results to our Board of Directors, benchmark our results against our historical performance and the performance of our peers, evaluate investment opportunities including acquisitions and discontinued operations, and determine the bonus payments for senior management and employees.

CONTACT:
Investor Relations:
PerkinElmer, Inc.
Tommy J. Thomas, CPA, 781-663-5889
tommy.thomas@perkinelmer.com
or
Media Contact:
PerkinElmer, Inc.
Fara Goldberg, 781-663-5699
fara.goldberg@perkinelmer.com